Exhibit 99.1

BRB FOODS Inc.

(the “Company”)

AUDIT COMMITTEE CHARTER

A. PURPOSE

The purpose of the Audit Committee (the “Committee”) of the Board of the Company shall be to serve as an independent and objective party to monitor the Company’s financial reporting process and internal control system and to provide an open avenue of communication among the independent auditors, financial and senior management and the Board. The Audit Committee (the “Committee”) is established to:

I.	monitor the Company’s financial reporting process and internal control system;

II.	provide an open avenue of communication among the independent auditors, financial and senior management, and the Board;

III.	repare the audit committee report for the Company’s annual proxy statement

B. STRUCTURE AND MEMBERSHIP

The Committee shall consist of at least three directors, each meeting the following criteria:

I.	independence according to NYSE Stock Market and Company standards;

II.	financial literacy, with at least two members having past employment experience in finance or accounting.

The Board shall designate the Chair of the Committee, upon the recommendation of the Governance Committee of the Company (the “Governance Committee”).

The Governance Committee of the Company shall recommend nominees for appointment to the Committee annually and as vacancies or newly-created positions occur or are about to occur. Committee members shall be appointed by the Board annually and may be removed by the Board at any time, with or without cause.

C. AUTHORITY AND RESPONSIBILITIES

The Committee shall discharge its responsibilities with the same standards of duty and care as the Directors of the Board. The Committee’s primary task is one of oversight as set forth in this Charter. In performing their duties and responsibilities, Committee members are entitled to rely in good faith on information, opinions, reports or statements prepared by:

i.	one or more officers or employees of the Company whom the Committee member reasonably believes to be reliable and competent in the matters presented;

ii.	counsel, independent internal and external auditors or other persons retained by the Company or the Committee as to matters which the Committee member reasonably believes to be within the professional or expert competence of such person; or

iii.	another committee of the Board as to matters within its designated authority which the Committee member reasonably believes to merit confidence.

In addition to any other responsibilities which may be assigned from time to time by the Board, the Committee is authorized to undertake, and has responsibility for, the following matters:

I.	retention and termination of independent auditors;

II.	oversight of internal audit function;

III.	review of financial statements and reports;

IV.	review of legal and regulatory matters;

V.	review of internal controls;

VI.	review of audit issues;

VII.	procedures for complaints and submissions.

D. PROCEDURES AND ADMINISTRATION

1.	Meetings. The Committee shall meet at least five times annually, including an executive session with no members of management present.

2.	Quorum. A majority of Committee members in office shall constitute a quorum.

3.	Subcommittees. The Committee may form and delegate its authority to subcommittees.

4.	Reports to the Board. The Committee shall report to the Board at least quarterly.

5.	Charter. The Committee shall review and reassess the adequacy of this Charter annually.

6.	Independent Advisors. The Committee has the authority to retain and terminate special advisors.

7.	Access to Company Employees and Advisors. The Committee shall have full access to the Company’s management, officers, employees, and advisors.

8.	Annual Self-Evaluation. The Committee shall evaluate its own performance annually.

9.	Recommendations to the Board. The Committee shall make recommendations to the Board based on its conclusions

E. LIMITATIONS INHERENT IN THE AUDIT COMMITTEE’S ROLE

The Committee is not responsible for planning or conducting audits, determining the completeness and accuracy of financial statements, or guaranteeing the independent auditor’s reports.

Management is responsible for the preparation and integrity of financial statements, and the independent auditor is responsible for auditing the Company’s financial statements and the Company’s internal control over financial reporting and for reviewing the Company’s unaudited interim financial statements.

It is also not the duty of the Committee to conduct investigations, to resolve disagreements, if any, between management and the outside auditors, to guarantee the independent auditor’s reports, or to assure compliance with laws and regulations and the Company’s policies generally.

As adopted by the Board of Directors of BRB FOODS, Inc. on February 2, 2024.